Exhibit 99.1

Erasca Reports Second Quarter 2026 Business Updates and Financial Results

Updated ERAS-0015 data in U.S. trial highlighted compelling monotherapy efficacy in 2L+ KRAS G12X PDAC and continued favorable tolerability, as well as further advancement of panitumumab CRC combination

ERAS-0015 program advancing toward three potentially registration-enabling trials in pancreatic and lung cancers

Additional ERAS-0015 monotherapy and combination data expected in H1 2027; ERAS-4001 Phase 1 preliminary monotherapy data expected in H2 2026

Cash, cash equivalents, and marketable securities of $384 million as of June 30, 2026; further strengthened balance sheet with upsized public offering of $632 million in July

SAN DIEGO, August 11, 2026 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter ended June 30, 2026.

“Our mission is to deliver novel precision therapies that address unmet needs across a broad range of RAS-driven cancers, and we believe the encouraging early findings for ERAS-0015 represent an important step toward realizing that goal,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “Updated clinical data from our U.S. trial further bolster our excitement for advancing ERAS-0015, with compelling monotherapy activity in 2L+ KRAS G12X pancreatic cancer, previously disclosed encouraging data in 2L+ KRAS G12X lung cancer, sustained tolerability with longer follow-up, and promising combination potential. Our recent financing should position us to accelerate ERAS-0015 toward three potentially registration-enabling trials while maintaining momentum across our broader pipeline, including the upcoming ERAS-4001 clinical data readout expected later this year. We are entering our next phase of growth with significant momentum across our RAS-targeting franchise and an exciting path toward multiple pipeline catalysts.”

Research and Development (R&D) Highlights

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Updated Clinical Data for ERAS-0015: In July 2026, Erasca announced updated preliminary data from the ongoing AURORAS-1 Phase 1 trial in the U.S., building on the Company's April 2026 announcement with additional patients and longer follow-up. At the recommended dose for expansion (RDE) of 32 mg once daily (QD), ERAS-0015 demonstrated encouraging monotherapy activity in second-line or later (2L+) KRAS G12X pancreatic ductal adenocarcinoma (PDAC), with a 57% uORR8wk and ongoing treatment across all responding patients and most enrolled patients.1,2 ERAS-0015 continued to demonstrate favorable tolerability, including mostly low-grade treatment-related adverse events, no dose-limiting toxicities (DLTs), no treatment-related discontinuations, and a median relative dose intensity of 100% at both the 24 mg QD and 32 mg QD RDEs.1 The Company also cleared the first dose escalation cohort of ERAS-0015 (16 mg) in combination with the approved dose of panitumumab after demonstrating no DLTs. Backfill enrollment is ongoing in the 16 mg combination cohort, with continued dose escalation in the 24 mg combination cohort.3

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Registration-Enabling Plans for ERAS-0015: In July 2026, Erasca announced plans to accelerate the clinical development of ERAS-0015 in high-value KRAS-mutant indications, including potentially registration-enabling development in pancreatic and lung cancers.

1 Data cutoff (DCO) May 25, 2026
2 The uORR8wk is the overall response rate (ORR) (confirmed and unconfirmed responses) for patients who received first dose of ERAS-0015 at least 8 weeks prior to the May 25, 2026 DCO
3 DCO July 6, 2026

Corporate Highlights

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Completed Upsized Financing: In July 2026, Erasca completed a successful upsized public offering, raising approximately $632.5 million in gross proceeds. The transaction, supported by high-quality new and existing healthcare-focused investors, along with the Company’s January 2026 upsized public offering (approximately $258.8 million in gross proceeds), significantly strengthened Erasca’s balance sheet.
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Strengthened Financial and Clinical Leadership:In May 2026, Erasca promoted Alison Milhous to senior vice president of accounting and to the Company’s leadership team. In August 2026, Erasca appointed Charles Fuchs, M.D., M.P.H., as president of research and development, and David Chonzi, M.D., as senior vice president of global pharmacovigilance, both of whom joined the Company’s leadership team.

Key Upcoming Milestones

AURORAS-1 to -3: Trials for ERAS-0015 (potential best-in-class pan-RAS molecular glue)

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Phase 1 monotherapy expansion data expected in the first half of 2027
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Phase 1 combination dose escalation data, including panitumumab combination, expected in the first half of 2027
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Potentially registration-enabling trial in 2L+ NSCLC expected to initiate in the first half of 2027
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Phase 3 pivotal trial in 1L PDAC expected to initiate in 2027
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Phase 3 pivotal trial in RASm NSCLC expected to initiate in the second half of 2027 to the first half of 2028

BOREALIS-1: Phase 1 trial for ERAS-4001 (potential first-in-class pan-KRAS inhibitor)

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Preliminary Phase 1 monotherapy data expected in the second half of 2026
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Initiation of monotherapy expansion cohorts and combination dose escalation cohorts planned for 2027

Second Quarter 2026 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $384.3 million as of June 30, 2026, compared to $341.8 million as of December 31, 2025. Erasca expects its current cash, cash equivalents, and marketable securities (inclusive of the net proceeds received from the July 2026 underwritten offering) will be sufficient to fund the Key Upcoming Milestones set forth above in this press release.

Research and Development (R&D) Expenses: R&D expenses were $35.9 million for the quarter ended June 30, 2026, compared to $21.2 million for the quarter ended June 30, 2025. The increase was primarily driven by increases in expenses incurred in connection with clinical trials, preclinical studies, discovery activities, outsourced services, consulting fees, and personnel costs, including stock-based compensation expense. Erasca also recorded $7.5 million of in-process R&D expense during the quarter ended June 30, 2025 related to the achievement of milestones under Erasca's ERAS-0015 license agreement.

General and Administrative (G&A) Expenses: G&A expenses were $11.7 million for the quarter ended June 30, 2026, compared to $9.5 million for the quarter ended June 30, 2025. The increase was primarily driven by increases in personnel costs, including stock-based compensation expense, and legal costs.

Net Loss: Net loss was $44.1 million, or $(0.14) per basic and diluted share, for the quarter ended June 30, 2026, compared to $33.9 million, or $(0.12) per basic and diluted share, for the quarter ended June 30, 2025.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of patients with cancer. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits for each of our product candidates, including ERAS-0015 and ERAS-4001; the planned advancement of our development pipeline, including the anticipated timing of data readouts for the AURORAS-1 and BOREALIS-1 trials; our expectations related to the initiation of our clinical trials and patient cohorts; our belief that our recent financing positions us to accelerate ERAS-0015 toward three potentially registration-enabling trials while maintaining momentum across our broader pipeline; our belief that we have significant momentum across our RAS-targeting franchise as we progress on our path to multiple pipeline catalysts; our expectations that our planned clinical trials will serve as registrational-enabling studies; characterizations of the clinical profile of ERAS-0015; the potential for ERAS-0015 to be used in combination therapies; the potential for ERAS-0015 to be best-in-class; the potential for ERAS-4001 to be first-in-class or best-in-class; and the sufficiency of our cash, cash equivalents, and marketable securities to fund the Key Upcoming Milestones set forth in this press release. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the timing of our clinical data readouts, including for the AURORAS-1 and BOREALIS-1 trials, may be delayed; our product candidates, including ERAS-0015 and ERAS-4001, may not demonstrate therapeutic benefits that we expect; interim, topline and preliminary results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, including the risk that an unconfirmed partial response to treatment may not ultimately result in a confirmed partial response to treatment after follow-up evaluations; our approach to the discovery and development of product candidates is based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; results from preclinical studies not necessarily being predictive of future results; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, data readout, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; our planned potentially registration-enabling trials may be delayed based on Food and Drug Administration (FDA) feedback or requirements, as the FDA retains broad discretion to require additional clinical data prior to the conduct of a registrational trial or submission for regulatory approval; even if our planned trials are successful, they may not support regulatory approval; unfavorable results from preclinical studies or clinical trials; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses, including our ability to successfully defend against allegations raised by, or any future litigation initiated by, Revolution Medicines (RevMed) that ERAS-0015 infringes patents held by RevMed or was derived from RevMed trade secrets; the sufficiency of our cash, cash equivalents, and marketable securities; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2026	2025
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$384,271	$341,796
Working capital	244,871	257,728
Total assets	435,054	396,154
Accumulated deficit	(1,119,728)	(892,209)
Total stockholders’ equity	361,869	325,171

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	$35,900	$21,170	$63,165	$47,139
In-process research and development	—	7,500	150,000	7,500
General and administrative	11,719	9,455	22,365	19,116
Total operating expenses	47,619	38,125	235,530	73,755
Loss from operations	(47,619)	(38,125)	(235,530)	(73,755)
Other income (expense)
Interest income	3,603	4,330	8,052	9,070
Other expense, net	(63)	(81)	(41)	(157)
Total other income (expense), net	3,540	4,249	8,011	8,913
Net loss	$(44,079)	$(33,876)	$(227,519)	$(64,842)
Net loss per share, basic and diluted	$(0.14)	$(0.12)	$(0.74)	$(0.23)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	311,336,806	283,355,730	307,846,523	283,308,273
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities, net	(550)	(213)	(1,877)	10
Comprehensive loss	$(44,629)	$(34,089)	$(229,396)	$(64,832)

Investor Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Media Contact:
Michael Fitzhugh
LifeSci Communications
mfitzhugh@lifescicomms.com

Source: Erasca, Inc.